UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

El Pollo Loco Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 7, 2022

Dear Stockholders of El Pollo Loco Holdings, Inc.:

The 2022 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held virtually via audio webcast at www.virtualshareholdermeeting.com/LOCO2022 on Tuesday, June 7, 2022, at 1:00 p.m. Pacific Time to consider and vote on the following proposals:

1.	Election of the four director nominees named in the accompanying proxy statement as Class II directors to serve until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2022;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2022. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 7, 2022: This Notice, the proxy statement, and the 2021 Annual Report on Form 10-K are available at www.proxyvote.com.  These materials are also available on our website at http://investor.elpolloloco.com.

Our board of directors has fixed the close of business on April 8, 2022, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. A list of stockholders as of the record date may be accessed during the virtual annual meeting at www.virtualshareholdermeeting.com/LOCO2022 by using the control number included with the proxy materials you received for the meeting.

YOUR VOTE IS IMPORTANT. We hope that you will attend the annual meeting. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

/s/ Michael G. Maselli

Michael G. Maselli
Chairperson
Costa Mesa, California
April 28, 2022

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

PROXY STATEMENT

INTRODUCTION

This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), in connection with the solicitation of proxies on behalf of the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on Tuesday, June 7, 2022, and at any adjournments or postponements thereof.

At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the four director nominees named in this proxy statement as Class II directors to serve until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting, this proxy statement, form of proxy, and our 2021 Annual Report on Form 10-K ("Annual Report") are being distributed to stockholders on or about April 28, 2022. These materials are also available on our website at http://investor.elpolloloco.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, to stockholders over the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders that did not request paper copies of our proxy materials and Annual Report or are otherwise receiving the proxy materials electronically by email, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access our proxy materials over the internet and vote their shares over the internet, via phone, or by mail. If you receive a Notice, you will not receive printed copies of our proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:Why are we providing these materials?

A:These materials are provided to you in connection with our annual meeting, which will take place on Tuesday, June 7, 2022, at 1:00 p.m. Pacific Time. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.

Q:What proposals will be voted on at the annual meeting?

A:There are three proposals scheduled to be voted on at the annual meeting:

●	Election of the four director nominees named in this proxy statement as Class II directors to serve until the 2025 annual meeting of stockholders and until their respective successors are duly elected and qualified.
●	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2022.
●	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

We will also consider any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

Q:How does the Board recommend that I vote?

A:The Board recommends that you vote your shares:

●	“FOR ALL” the four Class II director nominees to be elected to the Board.
●	“FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2022.
●	“FOR” the compensation of our named executive officers.

Q:Can I attend the annual meeting?

A:We will be hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/LOCO2022. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions during the 15 minutes before the meeting and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://investor.elpolloloco.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The annual meeting webcast will begin promptly at 1:00 p.m., Pacific Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 12:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

Q.What do I need in order to be able to participate in the annual meeting?

A:You will need the control number to be able to vote your shares or submit questions during the annual meeting. The control number is included on your Notice or your proxy card or voting instruction form if you received a printed copy of the proxy materials or included in the email to you if you received the proxy materials by email. Instructions on how to connect to the annual meeting and participate via the internet are posted at www.virtualshareholdermeeting.com/LOCO2022. If you do not have your control number, you will be able to access and listen to the annual meeting, but you will not be able to vote your shares or submit questions during the annual meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

Q.Why is the Company holding the annual meeting virtually?

A:We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and it provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders.

Q:What shares can I vote?

A:You may vote all shares of common stock that you owned as of the close of business on the record date, April 8, 2022. You may cast one vote per share of common stock, including shares (i) held directly in your name as the stockholder of record and (ii) held in street name for you as the beneficial owner through a broker, bank, or other nominee. As of the record date, we had 36,743,864 shares of common stock issued and outstanding.

Q:How do I vote?

A:Stockholder of record. As a stockholder of record, you may vote your shares at the annual meeting by visiting www.virtualshareholdermeeting.com/LOCO2022 and using the control number on the Notice or proxy card. You may also vote in advance of the annual meeting by submitting a proxy over the internet or by telephone by following the instructions provided in the Notice. If you received a printed copy of the proxy materials, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the internet or by telephone by following the instructions on the proxy card. If you vote by internet or telephone, then you need not return a written proxy card by mail. Even if you plan to attend the annual meeting, we recommend that you vote in advance, in case you change your mind.

Beneficial owner. If you hold your shares of common stock in street name through a broker, bank or other nominee, your broker, bank or other nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you vote by internet or telephone, then you need not return a written voting instruction form by mail.

Q:What is the difference between being a stockholder of record and a beneficial owner?

A:As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record with respect to those shares, and these proxy materials are being made available directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.

Beneficial owner: If your shares are held through a broker, bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by the organization that holds your shares. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. The broker, bank or other nominee that holds your shares has sent you instructions on how to submit your voting instructions. You may vote by following those instructions and the instructions on the Notice.

Q:What is the deadline for voting my shares if I do not attend the annual meeting?

A:If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on June 6, 2022, for your shares to be voted at the annual meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:Can I change my vote or revoke my proxy?

A:Yes. If you are a stockholder of record, you can change your proxy instructions at any time before the vote at the annual meeting, by:

●	Submitting a new vote online or via telephone (only the latest internet or telephone voting instructions will be followed);
●	Mailing a written notice of revocation to our Corporate Secretary at our address below;
●	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier submitted proxy; or
●	Voting electronically during the annual meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q:What constitutes a quorum?

A:The holders of a majority of our common stock issued and outstanding as of the record date, present in person (including through online participation) or represented by proxy at the annual meeting and entitled to vote, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:What is a broker non-vote?

A:If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022) is considered routine under applicable stock exchange rules, while each of the other proposals to be submitted for a vote of stockholders at the annual meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the annual meeting, but your broker will not be permitted to vote your shares on any of the other proposals at the annual meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the annual meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the annual meeting.

Q:What is a proxyholder?

A:We are designating Laurance Roberts, our Chief Executive Officer and Interim Chief Financial Officer, and Anne E. Jollay, our Corporate Secretary, to hold and vote all properly tendered proxies. If you have properly submitted a proxy and indicated how your shares are to be voted on each of the proposals, they will so vote. If you properly submitted a proxy and did not indicate how your shares are to be voted on one or more of the proposals, they will vote as the Board recommends on those proposals. While we do not expect any other business to come up for vote at the annual meeting, if it does, each properly tendered proxy gives the named proxies authority to vote your shares on those matters in their discretion.

Q:What vote is required to approve each proposal and how are votes counted?

A:Proposal 1. The election of directors requires a plurality vote of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. The four director nominees who receive the largest number of votes cast “for” will be elected as Class II directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Other Items (Proposals 2 and 3). Approval of each of the other items to be submitted for a vote by stockholders at the annual meeting requires the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. For Proposal 2 (ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2022), and Proposal 3 (advisory approval of the compensation of our named executive officers), shares voted “abstain” will have the same effect as a vote “against” the proposal. We do not expect any broker non-votes on Proposal 2, and broker non-votes will not be counted in determining the outcome of Proposal 3.

Q:Who will count the votes at the annual meeting?

A:A representative of Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to count the votes at the meeting, to make a written report thereof, and to certify the result of the vote taken. We will announce preliminary voting results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four (4) business days after the end of the annual meeting.

Q:Who bears the cost of soliciting votes for the annual meeting?

A:We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

Q:How can I nominate a director or propose an action for next year’s annual meeting?

A:If a stockholder wishes to submit a nomination or proposal, which will not be included in the Company’s proxy materials, for consideration at next year’s annual meeting, a written notice of such nomination or proposal must be provided to the Corporate Secretary. In accordance with the advance notice provisions of our bylaws, the written notice must be delivered to, or mailed to and received at, our principal executive office (provided below) between February 7, 2023, and March 9, 2023 (i.e., 120 and 90 days before June 7, 2023, the anniversary of the preceding annual meeting). However, if next year’s annual meeting is not scheduled within 25 days of that anniversary (i.e., between May 13, 2023, and July 2, 2023), the notice must be received by the Corporate Secretary no later than the close of business on the 10th day following the date on which notice of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a notice must provide certain information set forth in our bylaws, which were filed as Exhibit 3.2 within our Annual Report.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2023 annual meeting must provide written notice to our Corporate Secretary setting forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholders. Such written notice must be provided in accordance with Rule 14a-19 no later than April 8, 2023 (i.e., 60 calendar days before June 7, 2023, the anniversary of the preceding annual meeting). If we change the date of the 2023 annual meeting by more than 30 days from the date of this year’s annual meeting, your written notice must be received by the later of 60 days prior to the date of the 2023 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2023 annual meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our bylaws as noted above.

Q:How can I submit a stockholder proposal for inclusion in the Company’s proxy materials for next year’s annual meeting?

A:For a stockholder proposal (other than a director nomination) to be included in the Company’s proxy materials for consideration at next year’s annual meeting, you must satisfy both substantive and procedural requirements set forth in Exchange Act Rule 14a-8, a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy materials, including the proxy statement and proxy card.

For a stockholder proposal to be eligible for inclusion in the Company’s proxy materials for the 2023 annual meeting, it must be received at our corporate address (provided below) by December 29, 2022 (i.e., not less than 120 days before April 28, 2023, the anniversary of the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting). However, if the date of our 2023 annual meeting has been changed by more than 30 days from the date of our 2022 annual meeting (i.e., if it is not between May 8, 2023, and July 7, 2023), then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:Can I recommend director candidates directly to the Nominating and Corporate Governance Committee?

A:Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or email address below. We will consider any recommended director candidates subject to Board needs and candidate qualifications. We recommend that you include information relevant for the Nominating and Corporate Governance Committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our bylaws as discussed above, and (iv) a written consent by the candidate to your nomination. Stockholders recommending candidates for consideration by our Nominating and Corporate Governance Committee in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Q:Can I communicate with the Board?

A:Yes, any stockholder or other interested party may write to the Board at our address below, on our investor relations website at https://investor.elpolloloco.com/ under “Contact the Board” or via email at legal@elpolloloco.com. Any interested parties desiring to communicate with the Audit Chairperson and other non-management directors may contact such directors by mailing communications to the same address below, but it must be directed to the attention of the Chairperson of the Audit Committee c/o the Corporate Secretary. Communications will be handled in accordance with the procedures explained on our website. The Board has instructed the Corporate Secretary to forward such correspondence to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and not forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Corporate Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

Q:What is your corporate address for notice and Board communication purposes?

A:	El Pollo Loco Holdings, Inc.

Attention: Corporate Secretary

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

(714) 599-5000

Q:What should I do if my household receives one copy of proxy materials and I need an additional copy?

A:The Company has adopted a procedure called "householding," which is approved by the SEC and permits the delivery of a single copy of the proxy materials, including the Notice of Annual Meeting of Stockholders, this proxy statement and the Annual Report, to multiple stockholders sharing an address unless we have received contrary instructions from a stockholder. Stockholders who participate in householding will continue to access and receive a separate Notice or proxy card, as applicable. If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials and you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the case of a request for your own copy of the proxy materials, you will be removed from the householding program within 30 days of receipt of your instructions, at which time you will then be sent separate copies of the documents.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business operates under the direction of our Board, which currently consists of eleven directors. Our certificate of incorporation divides our Board into three classes, Classes I, II, and III, with terms expiring in 2024, 2022, and 2023, respectively. Our Board has nominated, and stockholders are being asked to elect, our Class II directors, Nancy Faginas-Cody, Douglas J. Babb, William R. Floyd and Dean C. Kehler, each for a three-year term expiring at the 2025 annual meeting of stockholders. If elected, the nominees will each hold office until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

The four Class II director nominees have consented to be named in this proxy statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named above will be unable to serve, or for good cause will not serve, as a director if elected.

Other than Ms. Faginas-Cody, each of our director nominees was previously elected to serve on our Board of Directors by our stockholders. Ms. Faginas-Cody was appointed to the Board in December 2021 and was initially identified as a potential director candidate by a third-party search firm.

You may vote “FOR ALL,” of the nominees, “WITHHOLD” your vote from all of the nominees or “WITHHOLD” your vote from any one of the nominees. The directors are elected by a plurality of the votes of common stock cast at the annual meeting. “Plurality” means that the four individuals who receive the largest number of votes “FOR” are elected as Class II directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

The Board recommends that you vote “FOR ALL” the Class II director nominees to be elected to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Biographies

The following is biographical information about our Board of Directors, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The age of each director is as of April 28, 2022.

Name	Age	Position
Michael G. Maselli	62	Chairperson and Director
Laurance Roberts	62	Chief Executive Officer, President, Interim Chief Financial Officer and Director
Douglas J. Babb	70	Director
Samuel N. Borgese	73	Director
Mark Buller	57	Director
Nancy Faginas-Cody	62	Director
William R. Floyd	77	Director
Deborah Gonzalez	57	Director
Dean C. Kehler	65	Director
Carol (“Lili”) Lynton	60	Director
John M. Roth	63	Director

Michael G. Maselli has been Chairperson of our Board since 2011. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. ("Trimaran Fund"), a position he has held since 2006, and is also currently the President of Acquisitions of GX Acquisition Corp. II. Before joining Trimaran Fund in February 2006, Mr. Maselli worked in the Corporate and Leverage Finance Groups of Canadian Imperial Bank of Commerce ("CIBC") World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a Managing Director in Bear Stearns’ corporate finance group and, prior to that, as a Vice President at Kidder Peabody & Co. Incorporated. Mr. Maselli served on the board of ChanceLight, Inc. (f/k/a Educational Services of America, Inc.) until 2018. From 2013 to 2015, he served on the board of directors of Norcraft Companies, Inc., and also served on the board of managers of its predecessor company beginning in 2003. Additionally, Mr. Maselli served on the board of directors of Standard Steel, LLC, and was director as well as Chairman of the Board of CB Holding Corp. Mr. Maselli received an MBA with distinction from The A.B. Freeman School at Tulane University and a bachelor’s degree in economics from the University of Colorado. With his extensive background in banking, finance, and private equity, his supervisory and investment experience in a variety of industries, and his knowledge of us and our affiliates, Mr. Maselli is well-qualified to serve as our Chairperson.

Laurance Roberts has served as a director and as our President, Chief Executive Officer, and Interim Chief Financial Officer since March 2022. Previously, he was our interim Chief Executive Officer from October 2021 to March 2022 and Chief Financial Officer and Treasurer from July 2013 to March 2022. From 2008 to 2012 he was Chief Operating Officer for KFC, a major fried chicken restaurant chain and a division of Yum Brands. In 2008, he was also General Manager for KFC Restaurant Operating Company. Prior to that that, he spent three years as Chief Financial Officer of KFC, and three years as Chief Financial Officer of Yum Brands’ Pizza Hut joint venture in the United Kingdom. Mr. Roberts holds an MBA from the University of Michigan and a bachelor’s degree in economics from Bucknell University. In light of his leadership as our Chief Executive Officer and Interim Chief Financial Officer and his deep and detailed knowledge of our business and the industry, Mr. Roberts is well-qualified to serve on our Board.

Douglas J. Babb has been a director since 2018. From 2007 until 2014, he was Chief Executive Officer of Cooper Clinic, P.A. ("Cooper"), one of the largest multi-specialty, physician-owned clinics in the Arkansas region. Since his retirement as Chief Executive Officer, he has served as an adviser to the board of Cooper. Additionally, from 2010 to 2014, he served as an Adjunct Instructor for the College of Business at the University of Arkansas - Fort Smith. From 2015 to 2017, he served as Managing Director for Babb Strategic Services, L.L.P. (“Babb Strategic”), a consulting and strategic planning services company that he formed in 2006. Prior to forming Babb Strategic, he served as Executive Vice President - Chief Administrative and Legal Officer, and Secretary of Beverly Enterprises, Inc., a leading provider of healthcare services to the elderly in the United States, from 2000 to 2006. Prior to that he served in various senior executive roles at Burlington Northern, Inc., a diversified transportation company and Burlington Northern Santa Fe Corporation, from 1978 to 1999 and as Staff Counsel for the South Carolina Attorney General’s Office from 1977 to 1978. Mr. Babb is also the Chairman of the Board of Directors of the United States Marshals Museum and Chairman of the Board of Directors for the University of Arkansas - Fort Smith Foundation. He holds a bachelor’s degree from Minnesota State University and a J.D. from University of South Carolina. Mr. Babb is well-qualified to serve on our Board on account of his extensive experience, in particular the successful turnaround of Beverly Enterprises.

Samuel N. Borgese has been a director since 2011, and he served as Chairman of our Board from January 2011 to December 2011, while he also served as our Executive Chairman. Samuel N. Borgese is the Founder, President and Chief Executive Officer of Gather Holdings, LLC the equity owner of Shari’s CP, LLC and Shari’s Management Corporation.  Since 2017, Mr. Borgese has been President, Chief Executive Officer, and Director of Shari’s Management Corporation and Shari’s Restaurant Group, a multi-location family dining company. Since 2011, Mr. Borgese has been Managing Partner of Aceneca, LLC, a restaurant investment and consulting firm focused on creating shared value in the restaurant and other business sectors. From October 2014 to August 2016, he was President and Chief Executive Officer, and a member of the board of directors, of LRI Holdings, Inc., and its affiliates Logan’s Roadhouse, Inc., and Roadhouse Holding Inc., collectively known as Logan’s Roadhouse, a casual dining steakhouse chain. In August 2016, the Logan’s Roadhouse entities and various of their affiliates filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Borgese left Logan’s Roadhouse in August 2016, following the declaration of bankruptcy. From 2011 to 2014, he was Chief Executive Officer of Max Brenner International, a global chocolatier. From 2008 to 2011, he was first Interim President and Chief Executive Officer and then permanent President and Chief Executive Officer of CB Holding Corp., the parent of Charlie Brown’s Steakhouse and other chains, which was owned by Trimaran Capital Partners. From 2003 to 2008, he was employed by Catalina Restaurant Group, first as Chief Development Officer and later as President and Chief Executive Officer. Before that, Mr. Borgese was Chief Executive Officer of Bay Logics, Inc. an enterprise software company that supported 300 restaurant, retail, hospitality and general services businesses in the lifecycle management of their real estate assets. Mr. Borgese attended Temple University’s Architecture and Engineering school and holds a Certificate of Director Education from the National Association of Corporate Directors and a Certification of Completion of Harvard Business School Executive Education Program, CSV Program. With more than 30 years of senior executive and other leadership positions with public and private companies in the retail, technology, restaurant and hospitality sectors, Mr. Borgese is well qualified to serve on our Board.

Mark Buller has been a director since 2015. He was appointed Executive Chairman of Superior Cabinets in July 2018 and from 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets, Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry, and he spent 18 years as a chief executive officer or division president. Mr. Buller is well-qualified to serve on our Board due to his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.

Nancy Faginas-Cody has been a director since December 2021. Ms. Faginas-Cody retired from Walt Disney Company as the Senior Vice President, Information Technology Enterprise Business Systems, a position she held from 2013 to 2020. She previously served as Vice President, Information Technology for Disney Consumer Products, Inc. from 2004 to 2013 and as Director, Information Technology for Disney Stores Worldwide from 1999 to 2004.  In her most recent role with Walt Disney Company, she was responsible for the global corporate enterprise business systems. Prior to Walt Disney Company, Ms. Faginas-Cody served in IT leadership roles for retailers such as FEDCO and MacFrugal’s. Ms. Faginas-Cody holds an MBA from the University of California-Irvine and a bachelor’s degree in economics from California State

University-Fullerton. With more than 40 years of experience in Information Technology, Ms. Faginas-Cody is well-qualified to serve on our Board.

William R. Floyd has been a director since 2016. From 2012 to 2019, Mr. Floyd was a director of Korn/Ferry International, a major executive recruiting firm and talent consultancy, as well as Pivot Physical Therapy, a regional outpatient physical therapy provider. In addition, he served as a business development corporation board member of Muzinich Capital LLC and a broker-dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit from 2016 to 2019. From October 2017 to June 2020, Mr. Floyd served as Chairman of Busaba Restaurants, a U.K. based Thai restaurant concept for which Muzinich is the principal debt holder. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which, through its subsidiaries, owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Mr. Floyd holds a bachelor’s degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where he served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing from 2006-2021. Because of his 30-plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well-qualified to serve on our Board.

Deborah Gonzalez has been a director since December 2021. Ms. Gonzalez brings over 30 years of brand marketing experience to our Board. Ms. Gonzalez currently serves as Senior Vice President, Global Marketing & Communications for Concentrix Corporation, a leading global provider of customer experience solutions and technology, a position she has held since 2020. Previously, Ms. Gonzalez held senior leadership positions in diverse industries, such as Senior Partner for CMO Consulting Group from 2018 to 2020, Chief Brand/Marketing Officer for Massage Envy Franchising from 2014-2018 and various senior leadership roles at PetSmart, Inc. from 2002 to 2014, including Vice President, Merchandising Marketing. Ms. Gonzalez holds an MBA from Thunderbird School of Global Management and a bachelor’s degree in economics from University of San Diego. With Ms. Gonzalez’s specific expertise in delivering marketing programs that help grow demand and loyalty with a focus on customer experience, she is well-qualified to serve on our Board.

Dean C. Kehler has been a director since 2005. In 1998, he co-founded Trimaran Fund, one of our principal investors, where he is a Managing Partner, and serves as a Manager of Trimaran Fund II. Mr. Kehler is also currently the Co-Chairman and Chief Executive Officer of GX Acquisition Corp. II, a position he has held since August 2018. From 1995 to 2000, Mr. Kehler held senior positions at CIBC, including Vice Chairman of CIBC World Markets Corp. Mr. Kehler currently serves on the Boards of Directors of Portman Ridge Finance Corporation (formerly KCAP Financial Inc.) and Celularity, Inc. Within the last five years, he has served a director of Inviva Inc., Security First Corp. and Graphene Frontiers, LLC. He holds a bachelor's degree from the Wharton School of the University of Pennsylvania. Because of his strong background in banking and finance, his many years of experience overseeing this and other corporations, and his knowledge of management and strategy, Mr. Kehler is well-qualified to serve on our Board.

Carol (“Lili”) Lynton has been a director since 2016. In December 2019, Ms. Lynton became a director of Gaming & Leisure Properties, Inc., a gaming-focused real estate investment trust, and in September 2019, became a trustee and Chair of the Audit Committee of CIM RACR, an SEC registered interval fund. Since 1992, Ms. Lynton has been an operating partner for The Dinex Group, which operates Daniel Boulud branded restaurants, and which she co-founded. From 2012 to 2019, Ms. Lynton served as director of PR NYC, LLC, a restaurant owner and operator based in New York City. Also, since 1987, Ms. Lynton has served as the chief investment officer of HD American Trust, a family investment office. In 1990, Ms. Lynton co-founded Telebank, an internet banking pioneer sold to E*Trade in 1999. From 1987 to 1990, Ms. Lynton was an investment analyst at Sanford C. Bernstein. From 1983 to 1985, Ms. Lynton was an M&A analyst at Lehman Brothers. Ms. Lynton is an advisory board member for The Hamilton Project; a member of the boards of trustees for East Harlem Scholars Academy, East Harlem Scholars Academy II, and East Harlem Tutorial Program; a board member for The Bail Project; and a board member for the New York City Hospitality Alliance. From 2009 to 2011, Ms. Lynton was a senior vice president with the New York City Investment Fund. Ms. Lynton also holds positions at other private or closely held organizations, including Lynton Asset LP, HDA 2015 Trust, and the Lynton Foundation. Ms. Lynton holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Ms. Lynton is well-qualified to serve on our Board on account of her extensive experience as a restaurant industry executive and investor.

John M. Roth has been a director since 2007. He has been with Freeman Spogli & Co. (collectively with certain funds managed by it, “Freeman Spogli”), one of our principal investors, since 1988, and has been a General Partner there since 1993, where he now serves as Chief Executive Officer, a position he has held since 2016. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Incorporated in the Mergers and Acquisitions Group.  Mr. Roth has served on the board of directors of Arhaus, Inc. and predecessor entities from 2014 to the present. Mr. Roth has served on the board of directors of Floor & Decor Holdings, Inc., from 2010 to 2020. From 2005 to 2017, he served on the board of directors of hhgregg, Inc. Mr. Roth received an MBA and a bachelor’s degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets, and capitalization strategies, Mr. Roth is well-qualified to serve on our Board.

As stated above, Michael G. Maselli, Chairperson and director, and Dean C. Kehler and John M. Roth, directors, are a Managing Director of Trimaran Fund, a Managing Partner of Trimaran Fund, and a general partner and the Chief Executive Officer of Freeman Spogli, respectively. As described below, our largest stockholder is Trimaran Pollo Partners, L.L.C. ("LLC") and its members include affiliates of Trimaran Fund and Freeman Spogli. Mr. Maselli, Mr. Kehler, and Mr. Roth were selected as directors of the Company pursuant to arrangements among those individuals, LLC., and Trimaran (as defined below) and Freeman Spogli, and pursuant to the limited liability company operating agreement of LLC, as described below under “LLC Agreement.”

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company, and, except as described in the preceding paragraph with respect to Mr. Maselli, Mr. Kehler, and Mr. Roth, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed BDO USA, LLP, as our independent registered public accounting firm for 2022. BDO USA, LLP has served in this capacity since 2011.

We ask that you ratify this appointment. Rules of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”) require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. However, while stockholder ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm is not required by our bylaws or otherwise, we think that stockholder ratification of our independent registered public accounting firm is important to stockholders and is a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain BDO USA, LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of BDO USA, LLP will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Pursuant to our Audit Committee’s charter, our Audit Committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The Audit Committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent registered public accounting firm. The Audit Committee is also responsible for establishing and maintaining guidelines for the retention of our independent registered public accounting firm for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. Pursuant to our Audit Committee’s Charter, the Audit Committee shall pre-approve any audit or non-audit services provided to us by our independent registered public accounting firm as required by applicable laws and listing standards. In addition, the Audit Committee may delegate the pre-approval of permissible non-audit services to one or more of its members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO USA, LLP during fiscal 2021 and fiscal 2020 in accordance with the foregoing pre-approval policy.

The following table sets forth fees billed by BDO USA, LLP, for the audit of our annual financial statements and other services rendered for the periods presented:

	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$623,480	$575,340
Audit-Related Fees (2)	$16,960	$17,890
Tax Fees	$—	$—
All Other Fees (3)	$5,000	$—
Total	$645,440	$593,230

(1)	Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.
(2)	Audit-related fees consist of the audit of our 401(k) plan.
(3)	All other fees consist of fees in connection with a Registration Statement on Form S-8.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2022.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our fiscal 2021 audited financial statements with management.

The Audit Committee has discussed with BDO USA, LLP, our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and it has discussed with BDO USA, LLP the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2021 for filing with the SEC.

Respectfully submitted,

William R. Floyd

Samuel N. Borgese

Mark Buller

Nancy Faginas-Cody

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board believes that the Company’s long-term success depends in large measure on the talents of its employees. The Company’s compensation system plays a significant role in its ability to attract, retain and motivate the highest quality workforce. The Board believes that the Company’s current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders. The Board endorses the Company’s executive compensation program and encourages stockholders to review the Compensation, Discussion and Analysis, tables and other disclosures included under the Section entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” of this proxy statement.

Section 14A of the Exchange Act requires that the Company periodically submit to the stockholders for an advisory vote a resolution to approve the compensation of its named executive officers ("NEOs") as described in this proxy statement, commonly referred to as a “say-on-pay” resolution.

The Board recommends that the stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2022 annual meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval, on an advisory (non-binding) basis, of the compensation of our NEOs. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal. This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We will hold our next advisory vote to approve the compensation of our named executive officers at the 2023 annual meeting of stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

DIRECTOR COMPENSATION

All non-employee directors received both restricted shares and cash compensation. Any directors who are also our employees do not receive compensation for their service as directors. The following table provides compensation information for fiscal 2021 for each of our non-employee directors.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($) (1) (2)	($)
Michael G. Maselli	$110,000	$110,003	$220,003
Douglas J. Babb	$113,000	$60,003	$173,003
Samuel N. Borgese	$70,000	$60,003	$130,003
Mark Buller	$72,500	$60,003	$132,503
Nancy Faginas-Cody	$3,462	$—	$3,462
William R. Floyd	$123,000	$60,003	$183,003
Deborah Gonzalez	$3,462	$—	$3,462
Dean C. Kehler	$60,000	$60,003	$120,003
Carol ("Lili") Lynton	$113,000	$60,003	$173,003
John M. Roth	$65,000	$60,000	$125,000

(1)	Represents the grant date fair value of restricted shares granted in 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Please see Note 11 to our consolidated financial statements in our Annual Report for assumptions made in the valuation of the equity awards.
(2)	As of December 29, 2021, Messrs. Maselli, Babb, Borgese, Buller, Floyd, Kehler, and Roth and Ms. Lynton had 13,090, 8,375, 8,375, 8,375, 8,375, 8,375, 8,375 and 8,375 unvested restricted shares in the aggregate outstanding, respectively.

Each non-employee director except for the Chairperson of the Board, Mr. Maselli, received an annual grant of 3,419 restricted shares, calculated by dividing the closing price of our stock on May 12, 2021, by $60,000. Mr. Maselli received 6,268 restricted shares, calculated by dividing the closing price of our stock on May 12, 2021, by $110,000. These grants vest ratably based on continued service over three years, and accelerate and fully vest upon a termination of the director’s service by the Company without “cause” or due to the director’s death or “disability.”

In addition, each of our non-employee directors except the Chairperson of the Board, received an annual cash retainer fee of $60,000 in 2021, which was paid quarterly. Mr. Maselli received an annual cash retainer fee of $110,000 in 2021, which was also paid quarterly.

Also, we provided the following annual fees for non-employee directors for committee service, which were paid quarterly:

●	Audit Committee chairperson: $10,000
●	Compensation Committee chairperson: $7,500
●	Nominating and Corporate Governance Committee chairperson $5,000
●	All other committee members: $5,000

In addition, on October 3, 2017, the Board appointed a Special Litigation Committee ("SLC") comprised of William R. ("Bill") Floyd and Carol ("Lili") Lynton to investigate and evaluate the allegations and issues raised in derivative litigation brought by a Company stockholder captioned Diep v. Sather, C.A. No. 12760-VCL , pending in the Court of Chancery of the State of Delaware as well as in a demand letter dated September 26, 2017, by purported Company stockholder Fred

St. John demanding that the Board institute litigation on behalf of the Company relating to similar issues as those in the litigation. On January 11, 2018, Douglas J. Babb was also appointed to serve on the SLC.

The independent directors who serve on the SLC are compensated $4,000 per month for those months in which the SLC is working in earnest and its members are fully engaged. In 2021, each member of the SLC received $48,000 in compensation for service on that committee.

GOVERNANCE OF THE COMPANY

Board Composition

Our certificate of incorporation provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board. Our Board currently consists of eleven directors.

Our Board is divided into three classes as set forth below, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.

Name	Class	Term Expires
Michael G. Maselli	I	2024
Deborah Gonzalez	I	2024
Carol (“Lili”) Lynton	I	2024
William R. Floyd	II	2022
Douglas J. Babb	II	2022
Nancy Faginas-Cody	II	2022
Dean C. Kehler	II	2022
Samuel N. Borgese	III	2023
Mark Buller	III	2023
Laurance Roberts	III	2023
John M. Roth	III	2023

We are a party to a stockholders’ agreement with the LLC, whose members are investment funds managed by affiliates of Trimaran Capital Partners (with its predecessors and affiliates and certain funds managed by it, collectively, “Trimaran”) and Freeman Spogli, certain members of our management, and other third-party investors. The stockholders’ agreement provides certain rights to LLC, including registration rights for common stock owned by LLC. The limited liability company operating agreement of LLC also provides rights to Trimaran and Freeman Spogli, including certain registration rights. See “Certain Relationships and Related Party Transactions - Stockholders Agreement” for additional information.

Board Diversity

We are committed to creating a diverse and inclusive culture and have furthered these efforts by focusing on increasing diversity, both within our management team as well as on the Board of Directors. To that end, we added two diverse women to the Board in 2021.

Total Number of Directors	11
	Female	Male
Part I: Gender Identity
Directors	3	8
Part II: Demographic Background
Hispanic or Latinx	2	0
White	1	8

Board Leadership Structure

Separate individuals serve as our Chairperson and our Chief Executive Officer. Mr. Roberts currently serves as our President, Chief Executive Officer and Interim Chief Financial Officer and Mr. Maselli currently serves as the Chairperson of the Board. We do not have a policy requiring the separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairperson in any way that it deems best for the Company at any given point in time. Under the circumstances, we currently believe that this separation is appropriate given that it allows our Chief Executive Officer to focus on operational and day-to-day issues and our Chairperson to focus on oversight and long-term strategy. Given our growing business, and the daily operational demands and complexities thereof, we believe that this division of labor helps our Chief Executive Officer’s focus and productivity. In parallel, given the growing complexity of our business and the increased burdens on our Board, we believe that this division of labor helps our Chairperson and our Board to remain focused on their respective core responsibilities and competencies, and provides a greater role for non-management director participation than would be the case if the Chairperson and Chief Executive Officer positions were combined.

In addition, Mr. Borgese was appointed as our Lead Independent Director in January 2022.

Among others, the Lead Independent Director’s duties and responsibilities include:

●	presiding at meetings of the Board at which the Chairperson is not present, including executive sessions of the independent directors;
●	serving as liaison between the Chairperson and the independent directors;
●	having the authority to call meetings of the independent directors;
●	together with the Chairperson, coordinating agendas and schedules for Board meetings, information flow to the Board and other matters pertinent to the Company and the Board; and
●	being available for consultation and communication with major stockholders as appropriate.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to our directors, executive officers, and employees, available at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the code, or any waivers thereto granted to a director or executive officer requiring disclosure under applicable SEC or Nasdaq rules, will be posted on our website.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

●	director independence and qualification requirements;
●	board leadership and executive sessions;
●	limitations on other board and committee service;
●	director responsibilities;
●	director compensation;
●	director orientation and continuing education;
●	board and committee resources, including access to officers and employees;
●	succession planning; and
●	board and committee self-evaluations.

Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the guidelines will be disclosed on our website.

Role in Risk Oversight

The Board oversees a company-wide approach to risk management that is carried out by management, which is designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate risk levels for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters.

While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our Audit Committee oversees management of risks involving accounting and financial reporting, including internal controls. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices.

The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives. The Compensation Committee also has responsibilities regarding risk related to succession planning. Our Nominating and Corporate Governance Committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Oversight of Information Security Risk

Our Chief Privacy Officer, who is also our Vice President of Information Technology, oversees our information security program. Our Board and the Audit Committee receive regular reports on the Company’s cybersecurity and other information technology risks. Management reports quarterly to the Audit Committee regarding information security. We consider each member of our Audit Committee to possess information security experience by way of their oversight responsibilities over this area. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent registered public accounting firm.

We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures in case a security control fails, or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. We are externally audited and certified by top information security standards, specifically for the Payment Card Industry Data Security Standard (PCI DSS), to ensure we comply with this rigorous standard and as part of our Sarbanes Oxley audit process. We regularly engage appropriate external resources regarding emerging threats to navigate the diverse cybersecurity landscape. We maintain cybersecurity insurance.

Director Independence

Under the applicable listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board, subject to certain specified exceptions. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees must be independent within the meaning of applicable Nasdaq rules. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. The Board has reviewed the independence of our directors under the applicable rules of Nasdaq. Based on this review, the Board determined that each of Messrs. Babb, Borgese, Buller, Floyd, Roth and Mses. Lynton, Faginas-Cody and Gonzales are independent under the applicable listing standards of Nasdaq. In making this determination, our Board considered its relationship and other related transactions with each of these non-employee directors (as more fully described in “Certain Relationships and Related Transactions” pages 49 to 52 herein) and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. Mr. Roberts is not an independent director due to serving as our President, Chief Executive Officer and Interim Chief Financial Officer. Our Board previously determined that Mr. Bernard Acoca was not independent during his service on our Board through October 2021 due to his position as our Chief Executive Officer and President.

As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Our independent directors held executive sessions four times in 2021 in conjunction with our Board meetings.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All Audit, Compensation, and Nominating and Corporate Governance Committee members are independent, under applicable Nasdaq listing standards. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.

The composition of each of our three standing committees is set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Douglas J. Babb		X
Samuel N. Borgese	X		C
Mark Buller	X	C
Nancy Faginas-Cody	X
William Floyd	C		X
Deborah Gonzalez		X
Carol Lynton		X
John M. Roth			X
Meetings in 2021:	6	4	5

C = Chairperson

Audit Committee

The functions of the Audit Committee, among other things, include:

●	reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;
●	reviewing our financial risk and control procedures, our compliance and Environmental, Social and Governance (“ESG”) programs, and significant tax, legal, and regulatory matters;
●	reviewing and discussing with management, external auditors and other appropriate professionals the adequacy and effectiveness of the Company’s data privacy and cybersecurity programs;
●	appointing and determining the compensation for our independent registered public accounting firm;
●	reviewing the procedures established for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters; and
●	reviewing and overseeing our independent registered public accounting firm.

Our Board has determined that Mr. Floyd qualifies as an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Additionally, our Board has determined that Messrs. Floyd, Borgese and Buller and Ms. Faginas-Cody each qualifies as independent as independence for Audit Committee members is defined under Nasdaq listing standards, and under Rule 10A-3 of the Exchange Act.

Compensation Committee

The functions of the Compensation Committee, among other things, include:

●	overseeing and reviewing the Company’s overall compensation policies, plans and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and employees;

●	reviewing and approving at least annually the goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;
●	reviewing and approving director compensation for service on the Board and Committees;
●	approving the terms and grant of equity awards;
●	reviewing and approving overall compensation programs;
●	reviewing and recommending to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
●	administering our incentive compensation and equity-based plans;
●	overseeing human capital programs, including those which promote employee development and retention and focus on workforce diversity and inclusion;
●	overseeing the assessment of risks related to the Company’s compensation policies and programs; and
●	annually reviewing an assessment of any potential conflicts of interest raised by the work of any compensation consultants.

In order to comply with certain SEC requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. The Board has determined that Messrs. Buller and Babb, and Mses. Lynton and Gonzalez each qualifies as a “non-employee director.”

Human Capital Oversight

In overseeing our human capital programs, the committee works with management to foster a work environment that includes and embraces a diversity of backgrounds and perspectives. The Company has focused on increasing diversity and has made great progress towards this goal, including within its leadership team and operational management. For example, as of the end of fiscal year 2021, approximately:

●	63% of our General Managers, Area Leaders, and Regional Directors identify as female and 92% identify as Non-White or Hispanic/Latino; and
●	52% of our Support Center employees who are at or above director level identify as female and 35% identify as Non-White or Hispanic/Latino.

Management regularly reports to the committee regarding team member development, health and wellness benefits and programs, special incentives and recognition programs, 401(k) plans, flexible work schedules, and any other programs designed to meet the needs of our team members and their families. Management also regularly reviews with the committee retention and engagement of team members, including providing results and analysis from the engagement survey provided to all team members in 2021, which gave team members the opportunity to share their opinions and feedback on our culture.

Executive and Director Compensation

Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee and approved by the Board. These guidelines state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration. Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate;

provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.

In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.

In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.

Engagement of Consultants and Advisors

Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the Nasdaq, and any other factors that the committee deems relevant.

In 2021, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Vice President, Chief People Officer and Senior Vice President, Chief Legal Officer, worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairperson and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings. The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2021, as in prior years, the committee requested the compensation consultant to assist in review of Board compensation and executive compensation review and benchmarking against the Company’s peers. Except as described in this paragraph, the compensation consultant did not perform any other services to the Company or its management during fiscal 2021.

After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2021. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2022, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee for identifying and evaluating nominees for director, among other things, include:

●	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;
●	reviewing the backgrounds and qualifications of individuals being considered as director candidates;
●	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;
●	reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;
●	recommending director nominees and Board members for committee membership;

●	reviewing our corporate governance guidelines;
●	reviewing and assessing sustainability, environmental and social responsibility policies and goals as part of our ESG program; and
●	overseeing the evaluation of the Board and its committees.

As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider:

●	Experience,
●	Skills,
●	Expertise,
●	Diversity,
●	Personal and professional integrity,
●	Character,
●	Business judgment,
●	Time availability in light of other commitments,
●	Dedication,
●	Conflicts of interest, and
●	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.

As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.

Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

●	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,
●	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,
●	A candidate’s time availability in light of other commitments,
●	Age,
●	Potential conflicts of interest,
●	Material relationships with the Company,
●	Independence from the Company and its management, and
●	A diversity of backgrounds and experiences.

As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company.

The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.

ESG Governance & Leadership

The core of who we are as a brand is built on a foundation of the highest integrity and an uncompromised standard of ethics. We strive to create a culture of heart-centered leadership, accountability, open and authentic communication, inclusivity, and strong values with our team members, guests, and partners. ESG oversight is conducted from the highest levels of our organization. Our Board of Directors oversees our ESG and sustainability strategy, initiatives, and policies, including management’s assessment of these strategies, initiatives and policies, with assistance of our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee in their relative areas of expertise. At the management level, ESG oversight is provided by our Chief Executive Officer and our ESG Steering Committee, which supports our ongoing commitment to social responsibility, sustainability, and the integration of ESG into our business. The ESG Steering Committee is made up of subject-matter experts in relevant disciplines across our organization such as human resources, operations, development, supply chain, investor relations, and legal and government affairs.

Compensation Committee Interlocks and Insider Participation

During 2021, Compensation Committee members included Douglas J. Babb, Mark Buller and Carol (“Lili”) Lynton. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Meetings

The Board held 10 meetings or special meetings in 2021. Each incumbent director attended at least 75% of the aggregate of the total number of board and committee meetings held in 2021 while that director served on the board and on those committees.

This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.

Annual Meeting Attendance

Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairperson. In 2021, all nine directors then on the Board attended our annual meeting.

Succession Planning

The Board, led by the Compensation Committee, plans for Chief Executive Officer succession. To assist the Board and the Compensation Committee, the Chief Executive Officer prepares and distributes to the Compensation Committee an annual assessment of each officer’s performance and his or her ability to succeed the Chief Executive Officer or another senior officer, which assessments are used for succession planning purposes. In addition, the Chief Executive Officer prepares and maintains a short-term succession plan delineating temporary delegations of authority in the event that one or more senior officers unexpectedly become unavailable or incapacitated. This short-term succession plan is approved by the Board and effective in an emergency unless and until the Board takes other action.

EXECUTIVE OFFICERS

Executive Officers

In addition to Laurance Roberts, our Chief Executive Officer, President and Interim Chief Financial Officer, whose biography is included under the heading “Director Biographies,” our other executive officer as of April 28, 2022, is as follows:

Name	Age	Position
Miguel Lozano	58	Chief Operating Officer

Miguel Lozano was appointed as our Chief Operating Officer on April 1, 2019.  Before joining the Company, Mr. Lozano, spent twenty-three years at Starbucks in various capacities, most recently as Regional Vice President of Operations for Los Angeles, Central, and Coastal California from 2011 to April 2019.  Prior to that he served as Director of Operations, from 1996 to 2011, leading stores in the Orange County, California area, as well as Director of Business Systems Transformation from 2005 to 2009.  Mr. Lozano also held positions with Carlton Restaurants Worldwide and began his career as a Restaurant General Manager and Area Leader with the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides an overview of our overall executive compensation program, including the philosophy and goals, main components of pay and the decision-making process with respect to each of our Named Executive Officers (“NEOs”) for 2021. We believe our compensation programs reflect our commitment to adhere to best practices and only reward positive performance.

For 2021 our NEOs were:

●	Bernard Acoca, President and Chief Executive Officer (until October 15, 2021)
●	Laurance Roberts, Chief Financial Officer (until October 15, 2021); Interim Chief Executive Officer and Chief Financial Officer (October 15, 2021, through March 8, 2022); President, Chief Executive Officer, and Interim Chief Financial Officer (beginning March 9, 2022)
●	Miguel Lozano, Chief Operating Officer

Executive Summary

Fiscal 2021 - Year in Review

Our financial results for fiscal 2021 demonstrate the overall strength and resilience of our brand in the market. Despite the increased costs and staffing challenges resulting from the global COVID-19 pandemic, our financial results showed a significant improvement compared to both fiscal 2020 and fiscal 2019.

Through this significant time of change, we led with the pillars of our Transformation Agenda. We continue to focus on differentiating our brand through our LA-Mex positioning and investments in our loyalty, delivery and social media platforms. Additionally, throughout the pandemic, we focused on our greatest asset, our team members, through our people-first culture. We brought new programs and benefits, including special incentives and recognition programs, to our team members to support them during this difficult time. We continued our efforts to simplify operations to further enhance the work environment in our restaurants, which will enable our team members to provide an exceptional experience for our customers.

As a result of the transformation agenda and additional Company strategies, we achieved:

●	Adjusted EBITDA and revenue results, which were the performance metrics used to determine the NEO’s annual non-equity incentive compensation plan ("Annual Incentive Plan") award and such performance resulted in a Company performance factor under the Annual Incentive Plan at 92.7% of target, which we believe demonstrates the rigor of our performance metrics. See our Annual Report filed on March 11, 2022, for more details on how our adjusted EBITDA is calculated.
●	In fiscal 2021, comparable restaurant sales system-wide increased 12.1%.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes.

●	To successfully execute our organizational strategy, it is critical to attract, retain, and motivate our employees.
●	We hold our executive officers accountable for Company performance using performance-based incentive compensation.
●	We align the interests of management with our stockholders using equity incentives that vest over time and stock ownership requirements. At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company performs at, above, or below its target goals, the named executive officer will be paid at above or below his or her target compensation. If the Company performs below its target goals, the named executive officer will be paid below his or her target compensation.

WHAT WE DO
☑	Pay-for-Performance Philosophy: A significant portion of our NEO’s target compensation is variable tied to achievement of performance goals or stock price appreciation.
☑	Emphasize Long-Term Performance: Our long-term incentive ("LTI") program focuses on achieving strategic objectives with vesting over a four-year period.
☑	Independent Compensation Consultant: The consultant is retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.
☑

Provide Limited Perquisites: Our NEOs receive perquisites consistent with industry practices and participate in the same plans generally at the same level and offering made available to other employees.

☑	Mitigate Risk: The Compensation Committee reviews and revises our compensation programs annually to mitigate undue risk and align with market best practices.
☑	Clawback Policy: Clawback provisions provide the ability to recover equity-based incentive compensation or awards based on fraud or material misconduct.

WHAT WE DON’T DO
⌧	No Tax Gross-Ups: We do not provide any tax gross-ups on perquisites or benefits.
⌧	Reprice or buyout of underwater stock options: We do not allow the repricing of stock options without stockholder approval.
⌧

No Short Sale Transactions. Hedging and Pledging transactions are not permitted: We do not permit any director or officer to engage in short sales, put or call transactions, hedging, or other similar transactions, subject to a limited exception applicable to pledges that requires Company pre-approval. Directors or officers may not margin or borrow against any Company stock.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our stockholders.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

ELEMENT	FORM	OBJECTIVE AND BASIS
Base Salary	Cash	● Attract and retain highly qualified executives. ● Determined based on skills, experience, contribution, external benchmarking and performance when reviewed on an annual basis.
Annual Incentive Plan	Cash
●
Linked to the Company’s annual financial and strategic performance.
●
Target Annual Incentive Plan award is a percentage of base salary.
●
Actual payout based on financial performance against established adjusted EBITDA and revenue targets and an individual performance factor as a modifier.

Long-Term Incentive	Restricted Share Awards ("RSAs") and Stock Options
●
Align the interests of our NEOs with those of our stockholders; motivate them to create value in the Company over a longer term.
●
Options provide value only if share price increases.
●
RSAs supplement options and promote long-term retention and alignment with stockholders.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation

In 2021, stockholders voted on the compensation of our NEOs (this vote is commonly referred to as a “say on pay” vote).  At our 2021 annual meeting, approximately 98% of the votes cast supported our say-on-pay proposal. The Compensation Committee believes this high degree of stockholder support for our 2021 say-on-pay proposal, together with a similarly high level of stockholder support for our inaugural say-on-pay proposal in 2020, affirms stockholders’ support of our executive compensation program.

We will have our third say on pay vote this year and going forward annually, so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee intends to consider the outcome of stockholders votes on our executive compensation program when making future compensation decisions for our NEOs.

Our Executive Compensation Process

Compensation Committee
●
The Compensation Committee oversees and approves key aspects of executive compensation with input from our Board and its independent compensation consultant. This includes our Chief Executive Officer's and other executive officers’ salaries, targets and payouts under the Annual Incentive Plan, LTI structure and awards and any executive perquisites or other benefits.
●
The Compensation Committee considers the factors above, consults with its independent compensation consultant, as well as data provided by the Chief Executive Officer regarding the performance of executive officers who report to him in determining compensation for our NEOs. The Compensation Committee also reviews the Chief Executive Officer’s performance against his Board-approved Company and business objectives. (He is not present during any deliberations or determinations regarding his compensation.)
●
The Compensation Committee considers competitive market and peer data to align the Company’s total pay opportunities and outcomes.

Management
●
The Chief Executive Officer and Chief People Officer work closely with the Compensation Committee in managing the executive compensation program, provide input and attend meetings of the Compensation Committee.
●
The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for each executive officer (other than his own).
●
The Chief People Officer presents recommendations supported by market data to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning of executive compensation, and (iii) target total direct compensation for each executive officer.

Independent Compensation Consultant
●
The Compensation Committee’s independent compensation consultant, Semler Brossy, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Semler Brossy also updates the Compensation Committee on trends and developments related to executive compensation design and provides its views to the Compensation Committee on best practices, including competitiveness when evaluating executive pay programs and policies.
●
Semler Brossy has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Use of Quantitative and Qualitative Measurements. We believe compensation should be based on factors that can be objectively determined, such as how well we have attained our earnings goals. For 2021, our Annual Incentive Plan awards were determined based 60% on our adjusted EBITDA and 40% on our revenue achieved against target goals for the year. In addition, the Compensation Committee may adjust the payout under the Annual Incentive Plan from 0% to 140% of the amount attributable to the Company performance metrics based on an individual performance factor. This individual performance factor is assessed based on an individual’s contribution to the Company’s objectives.

Market Data. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels, practices, and pay of executives serving in comparable positions at peer group companies. In 2021, both peer group proxy data and industry-comparative compensation surveys were reviewed.

The Compensation Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant. In selecting our peer group, we focus on similar companies in terms of industry, size and business characteristics.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

PEER GROUP
BJ’s Restaurants Inc.	Fiesta Restaurant Group, Inc.	Potbelly Corporation
Chuy’s Holdings, Inc.	Jamba Juice Co.	Red Robin Gourmet Burgers, Inc.
Denny’s Corporation	Krispy Kreme Doughnuts Inc.	Sonic Corp.
Dine Brands Global, Inc.	Noodles & Company

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual cash incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance).

Distribution of Compensation

We weight a greater proportion of total compensation toward performance-based components such as annual cash incentive awards, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and stockholder value over the long-term.

A significant percentage of named executive officers’ total direct compensation is variable based on performance factors (including our share price, in the case of long-term incentive awards). We believe this type of variable compensation supports our pay-for-performance philosophy. For 2021, 70% of Mr. Robert’s total direct compensation as Chief Executive Officer was variable, based on performance factors, and for all named executive officers as a group, between 67-75% of their total direct compensation as named executive officers was variable, based on performance factors.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience, and business contribution of our named executive officers. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity, and external benchmarking of similarly situated executives in our Peer Group described above. For newly hired executives, we also consider the level of compensation necessary to attract the executive to the Company.

The Compensation Committee determined to increase each named executive officer’s base salary for 2021 based on its assessment of each executive’s performance in 2020. The base salaries for each of the NEOs during fiscal 2021 and 2020 are set forth below.

Base Salary
Annualized Rate
Named Executive Officer	Fiscal 2021	Fiscal 2020	% Change
Laurance Roberts	$502,924	$388,218	29.5%
Miguel Lozano	$344,793	$334,750	3.0%
Bernard Acoca	$700,000	$650,000	7.7%

In connection with Mr. Roberts’ appointment as our Interim Chief Executive Officer on October 15, 2021, his base salary was increased by $105,000, so that his base salary was $502,924 at the end of 2021. In connection with Mr. Roberts’ appointment as our Chief Executive Officer and President on March 9, 2022, his base salary was increased to $600,000.

Annual Incentive Plan

Our named executive officers participate in an annual cash incentive plan which provides them an opportunity to earn a cash award based on the attainment of certain pre-determined goals of the Company. For 2021 these goals were based on: (i) adjusted EBITDA, and (ii) revenue comprised of company sales and franchisee royalty income. Payouts based on the attainment of these performance goals may range from 0% to 180% of the target award. Payouts are also subject to an individual performance factor (“IPF”). The individual performance factor can adjust the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric. See our Annual Report on Form 10-K (“Annual Report”) filed on March 11, 2022, for more details on how our adjusted EBITDA is calculated.

Goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Each named executive officer has a targeted award potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our stockholders would be better served thereby.

For fiscal year 2021, our named executive officers’ target Annual Incentive Plan award (as a percentage of their base salary) were as follows:

Annual Incentive Plan Target
Percentage of Base Salary
Named Executive Officer	Fiscal 2021
Laurance Roberts	75/100%
Miguel Lozano	75%

Mr. Roberts’ target Annual Incentive Plan award was originally set at 75% of his base salary for 2021. However, in connection with his appointment as our Interim Chief Executive Officer on October 15, 2021, his target Annual Incentive Plan award was increased to 100% of his base salary for the portion of the year following his appointment (so that Mr. Roberts’ target award was 75% of his base salary up until October 15, 2021 and 100% of his base salary thereafter). Mr. Acoca was originally awarded a target Annual Incentive Plan award equal to 100% of his base salary, however he forfeited his award opportunity and was not paid any bonus award for 2021 because of his resignation. The remainder of this section discusses the determination of the Annual Incentive Plan awards for Messrs. Roberts and Lozano.

For fiscal year 2021, the threshold, target and maximum Company Annual Incentive Plan targets were weighted at 60% for achievement of EBITDA targets and at 40% for revenue based on the following performance target amounts, and the Company’s actual results.

The Annual Incentive Plan percentage payout for Company performance are as follows:

Fiscal Year 2021 Annual Incentive Plan
Company Performance Factor
	Adjusted EBITDA	Revenue	% Payout
Threshold	$58.3 million	$418 million	25.00%
Target*	$64.8 million	$425.6 million	100.00%
Maximum	$73.8 million	$450.3 million	180.00%
Actual*	$63.4 million	$420.6 million	92.70%

* The Company achieved 100% of the adjusted EBITDA target and 70.1% of the revenue target. The incentive plan allows for a payout of 100% for both revenue and EBITDA within a range of performance. In addition, certain non-recurring and other costs not accounted for when determining the targets were added back into actual and/or target EBITDA and revenue used in the calculation of the incentive payout percentage. The 92.7% payout percentage is calculated after giving effect to an increase in the size of the Company’s 2021 annual bonus pool for all participating employees that was approved by the Compensation Committee.

The Annual Incentive Plan payout achieved by each NEO based on the Company’s performance, the adjustment for an individual performance factor (“IPF”) for each NEO, and the actual 2021 Annual Incentive Plan payout received by each NEO are set forth in the table below.

Fiscal Year 2021 Annual Incentive Plan
2021 Payout
			Fiscal		Actual
		Fiscal	2021		Fiscal
		2021	Annual		2021
		Annual	Incentive		Annual
		Incentive	Plan		Incentive
Named	Fiscal	Plan	($)		Plan
Executive	2021	Target	92.7%		payout
Officer	Salary	(%)	Payout	IPF	($)	Rationale for IPF Adjustment
Laurance Roberts	$397,924/ 502,924	75/100%	$316,755	110%	$348,430	For 2021, Mr. Robert's 2021 Incentive Plan payout was pro-rated based on his time in role as (i) Chief Financial Officer and (ii) Interim Chief Executive Officer and Chief Financial Officer.

Miguel Lozano	$344,793	75%	$239,717	95%	$227,731

Mr. Lozano drove meaningful results in staffing and retention by focusing on reinvigorating the culture throughout the restaurants.

Company Operations has opportunities in operational performance as it rebounds from the impact of COVID-19.

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2021 Equity Incentive Plan (the “2021 Incentive Plan”). We believe that long-term incentive awards help to align the interests of our named executive officers with those of our stockholders, motivate them to create value in the Company over a longer term than annual cash incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have previously granted four types of long-term incentive awards applicable to our named executive officers: restricted stock awards, restricted stock unit awards, stock option awards, and in the case of Mr. Acoca, performance-based restricted stock awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing stockholders, the number of shares available for grant in our 2021 Incentive Plan, comparisons to our Peer Group and the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each award will have. While stock options motivate our named executive officers by providing potential gain if our stock price increases, our stock awards, both time-based and performance-based, more directly expose our named executive officers to the effects of a decrease in our stock price. For 2021, we determined to structure our annual equity awards so that the grant date value of the equity awards granted to the named executive officers consisted of an approximately equally weighted mix of restricted share awards and stock options.

Restricted Share and Option Awards

All restricted shares and stock options generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period while the restricted shares remain unvested, the grantees have all the rights of a stockholder with respect to the restricted shares except the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any). The grantees have no stockholder rights with respect to their stock option awards until the options are actually exercised.

In fiscal year 2021, the Board granted restricted shares and stock options to our named executive officers as follows:

2021 Equity Grants
Named Executive Officer	# Shares	Grant Date Fair Value	# Options	Grant Date Fair Value
Laurance Roberts	27,368	$450,000	30,864	$250,000
Miguel Lozano	14,245	$250,000	30,864	$250,000
Bernard Acoca (1)	28,490	$500,000	61,728	$500,000
(1)	Mr. Acoca’s restricted shares and stock options were forfeited in connection with his resignation of employment, effective October 15, 2021.

The aggregate amount of the 2021 long-term incentive awards granted to each named executive officer was determined by our Compensation Committee based on the factors described above.

The table above includes an additional award of restricted shares having a grant date value of approximately $200,000 that was granted to Mr. Roberts in connection with his appointment as our Interim Chief Executive Officer.  These restricted shares will become vested on the one-year anniversary of Mr. Roberts’ appointment as our Interim Chief Executive Officer and will also vest if his is employment is terminated by us without cause or by Mr. Roberts for good reason.  These restricted shares were a one-time award made to Mr. Roberts as a retention incentive and to provide an additional compensation opportunity for his role as Interim Chief Executive Officer.

Other Compensation

Perquisites & Benefits. In fiscal 2021, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, health care plans, life insurance plans, and other welfare benefit programs. In addition, each of our named executive officers was entitled to an automobile allowance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses.

The Company sponsors a 401(k) plan that permits its employees, subject to certain eligibility requirements, to contribute up to 25% of their qualified compensation to the plan. The Company matches 100% of the employees’ contributions of the first 3% of the employees’ annual qualified compensation, and 50% of the employees’ contributions of the next 2% of the employees’ annual qualified compensation. The Company’s matching contribution immediately fully vests.

Sign-on Bonuses, New Hire Equity Awards and Relocation Payments. The Company occasionally provides sign-on bonuses, new hire equity awards, and relocation payments when the Compensation Committee determines it necessary and appropriate to attract top executive talent. These awards are utilized to help offset compensation an executive forfeits from their previous company to join the Company. We typically require the newly hired executive to return the full award amount of any sign-on bonuses and relocation payments if they voluntarily leave the Company within a certain period of time after hire and new hire equity awards are subject to a time-based vesting period.

Other Compensation Policies

Policy on Hedging and Pledging Transactions

We do not permit any director, employee or officer of the Company to engage in short sales, transactions in put or call options, hedging transactions or other similar transactions designed to allow an individual to “lock in” appreciation in value or hold securities of the Company without the full risks and rewards of ownership. In addition, no director, employee or officer of the Company may margin, or make any offer to margin, any of the Company’s stock, or pledge any Company stock, subject to a limited exception applicable to pledges that requires Company pre-approval.

Description of Employment Agreements

We have entered into employment agreements with each of our named executive officers.  Each of the employment agreements provides for an initial term ranging from one year to eighteen months, and automatically renews for an additional one-year term, unless either party provides 60 days’ notice prior to the end of the term. We have also entered into indemnification agreements with each of our named executive officers.

Bernard Acoca

In connection with his appointment as the Company’s President and Chief Executive Officer in 2018, we entered into an employment agreement with Bernard Acoca. Following Mr. Acoca’s resignation on October 15, 2021, he no longer remains employed pursuant to the employment agreement, but does remain subject to the restrictive covenants contained in his employment agreement (which include an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants).

In connection with Mr. Acoca’s resignation, we entered into a Consulting Agreement with him that is described in more detail later in this proxy statement

Laurance Roberts

We entered into an employment agreement in 2013 with Mr. Roberts. The employment agreement provides that Mr. Roberts will receive a salary equal to $300,000, which may be increased in our sole discretion, will receive a $600 per month transportation allowance, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan, and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Roberts’ employment with us may be terminated at any time by either party, provided that Mr. Roberts is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Roberts’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Roberts’ employment agreement) and provided that he signs a general release of claims, Mr. Roberts will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Roberts without good reason, Mr. Roberts will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on our actual performance. Mr. Roberts’ employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

On October 15, 2021, we entered into a letter amendment to his employment agreement for his new position as interim Chief Executive Officer (the “Interim CEO Agreement”). Pursuant to the Interim CEO Agreement, Mr. Roberts’ annual base salary was increased by $105,000 and his target annual bonus was increased from 75% to 100% of base salary during his tenure as Interim CEO. In addition, he became entitled to receive the grant of restricted shares described above. Except as otherwise modified by the Interim CEO Agreement, the terms and conditions of Mr. Roberts’ existing employment agreement remained in effect.

The Interim CEO Agreement terminated on March 9, 2022, when he entered into a new employment agreement in connection with his appointment as Chief Executive Officer, President and a Class III director on the Board of Directors of the Company. Pursuant to the employment agreement, the term of Mr. Roberts’ employment as Chief Executive Officer and President will end on the 12th month anniversary of the effective date and on such date and on each subsequent anniversary of such time, the term shall, without further action by Mr. Roberts or the Company, be extended by an additional one-year period, subject to earlier termination as provided in the employment agreement. Mr. Roberts’ annual base salary under the employment agreement will be $600,000 and his target annual bonus will be 100% of his base salary during his tenure as Chief Executive Officer. In addition, pursuant to the employment agreement and at the discretion of our Board of Directors, during the term of the employment agreement, starting in April 2022, Mr. Roberts will be eligible to receive an annual discretionary equity grant, with the amount and terms thereof determined by the Board of Directors. During the term of the Employment Agreement, Mr. Roberts will be entitled to employee benefits on the same basis as those generally available to other senior executives. Mr. Roberts will also be entitled to at least four weeks of vacation per year and an automobile allowance substantially similar to that provided to other similarly situated senior executives.

The employment agreement provides that in the event that Mr. Roberts’ employment is terminated due to death or disability he will be entitled to a prorated annual bonus for the year of termination based on actual performance. The employment agreement also provides that in the event that Mr. Roberts’ employment is terminated without cause or for good reason, then he will be entitled to receive a prorated annual bonus for the year of termination based on actual performance and continuation of payment of base salary for twelve months, subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants.

The employment agreement contains a perpetual confidentiality covenant, a one-year post-termination non-interference covenant applicable to the Company’s relationships with suppliers, customers and partners and a one-year post-termination non-solicitation covenant applicable to Company employees.

Miguel Lozano

In 2019, we entered into an employment agreement with Mr. Lozano. The employment agreement provides that Mr. Lozano will receive a salary equal to $325,000, which may be increased at the sole discretion of the Board, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section.  Mr. Lozano’s employment with us may be terminated at any time by either party, provided that Mr. Lozano is required to provide us with 90-day advance notice in case of resignation. The employment agreement provides that in the event that Mr. Lozano’s employment is terminated due to death or disability he will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on actual performance. If we terminate Mr. Lozano’s employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Lozano’s employment agreement), Mr. Lozano will be entitled to the Pro-Rata Annual Cash Incentive and continuation of base salary for 12 months following termination of employment provided that he signs a general release of claims. Mr. Lozano’s employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Change in Control Provisions in Equity Awards

The 2021 Incentive Plan provides that, except as otherwise provided in an award agreement, if a “change in control” of the Company occurs (as such term is defined in the 2021 Incentive Plan) and the award holder’s employment or service is terminated by the Company without “cause” or by the award holder for “good reason” (as such terms are defined in the 2021 Incentive Plan) within 12 months following the change in control, then the outstanding and unvested equity awards will fully vest (with any performance conditions deemed to be achieved at target performance levels). The Compensation

Committee, which administers the 2021 Incentive Plan, may also provide for the acceleration of outstanding and unvested equity awards upon a change in control of the Company.

Compensation Policies and Practices as They Relate to Risk Management

In 2021, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (“Tax Legislation”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for “grandfathering” of awards in effect as of November 2, 2017, if certain conditions are met, including lack of modification of the terms of the awards. As in prior years the Company will continue to consider the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but it reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, the Company may determine to make changes or amendments to the Company's existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement on Schedule 14A.

Compensation Committee

Douglas Babb

Mark Buller

Carol (“Lili”) Lynton

Deborah Gonzalez

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES

2021 Summary Compensation Table

The following table summarizes the compensation for 2021, 2020 and 2019 awarded to, earned by or paid to our NEOs.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Laurance Roberts	2021	$420,136	$—	$450,000	$250,000	$348,430	$31,266	$1,499,832
President & Chief Executive Officer	2020	$388,219	$—	$499,995	$—	$146,025	$32,415	$1,066,654
	2019	$378,750	$—	$250,000	$163,931	$211,343	$34,532	$1,038,556
Miguel Lozano	2021	$344,792	$—	$250,000	$250,000	$227,731	$35,117	$1,107,640
Chief Operating Officer	2020	$334,750	$—	$750,042	$—	$125,913	$36,078	$1,246,783
	2019	$241,250	$20,000	$250,000	$65,579	$146,874	$27,824	$751,527
Bernard Acoca (5)	2021	$555,769	$—	$500,000	$500,000	$—	$182,686	$1,738,455
Former President & Chief Executive Officer	2020	$650,000	$—	$1,000,040	$—	$325,989	$35,237	$2,011,266
	2019	$597,014	$—	$500,000	$327,862	$488,596	$28,543	$1,942,015

(1)	Amounts shown in this column represent the aggregate grant date fair value of restricted share awards and restricted share unit awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(2)	Amounts shown in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(3)	Amounts shown in this column represent performance-based compensation earned by our NEOs pursuant to achievement of performance criteria set by the Board under our Annual Incentive Plan. The material terms of the Annual Incentive Plan compensation paid to our named executive officers with respect to the 2021 fiscal year are described above in the section entitled “Named Executive Officer Compensation - Annual Incentive Plan.
(4)	“All Other Compensation” includes the following perquisites and benefits with respect to fiscal 2021:
●	Gas Card Benefits: Messrs. Roberts, Lozano and Acoca received amounts of $1,129, $3,314 and $1,424, respectively.
●	401(k) Plan Matching Contribution: Messrs. Roberts, Lozano and Acoca received amounts of $,8,922, $7,841 and $8,089, respectively.
●	Auto Allowance: Messrs. Roberts, Lozano and Acoca received amounts of $7,200, $7,200, and $7,200, respectively.
●	Other Benefits (including health and welfare benefits): Messrs. Roberts, Lozano and Acoca received amounts of, $14,014, and $16,762 and $21,742, respectively.
(5)	Mr. Acoca resigned as our President and Chief Executive Officer, effective October 15, 2021. Includes the payment of $144,230.77 in connection with Mr. Acoca’s Release and Consulting Agreement, effective October 15, 2021.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth outstanding equity awards as of December 29, 2021. For more information on the equity awards granted in fiscal 2021, see the “Named Executive Officer Compensation - Long-Term Incentive Awards” section above.

		Option Awards					Stock Awards

				Equity
				Incentive			Number
				Plan Awards;			of	Market
		Number of	Number of	Number of			Shares	Value of
		Securities	Securities	Securities			or units	Shares or
		Underlying	Underlying	Underlying			of Stock	Units of
		Unexercised	Unexercised	Unexercised	Option		That	Stock That
		Options	Options	Unearned	Exercise	Option	Have	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Not	Vested
Name	Grant Date	(#)	(#) (2)	(#)	($)	Date	Vested	($)(3)(4)
Laurance Roberts	07/15/2013	179,950	—	—	$5.84	07/15/2023	—	$—
	05/10/2017	29,484	—	—	$13.95	05/10/2027	—	$—
	08/08/2018	29,763	9,921	—	$11.35	08/08/2028	—	$—
	05/08/2019	21,368	21,368	—	$11.47	05/08/2029	—	$—
	05/12/2021	—	30,864	—	$17.55	05/12/2031	—	$—
	08/08/2018	—	—	—	$—	—	5,507	$77,153
	05/08/2019	—	—	—	$—	—	10,898	$152,681
	05/06/2020	—	—	—	$—	—	30,096	$421,645
	05/12/2021	—	—	—	$—	—	14,245	$199,572
	11/09/2021	—	—	—	$—	—	13,123	$183,853
Miguel Lozano	05/08/2019	8,548	8,548	—	$11.47	05/08/2029	10,898	$152,681
	05/12/2021	—	30,864	—	$17.55	05/12/2031	14,245	$199,572
	05/06/2020	—	—	—	$—	—	45,147	$632,509
Bernard Acoca (1)	05/09/2018	90,564	—	—	$10.40	05/09/2028	—	$—
	05/08/2019	42,736	—	—	$11.47	05/08/2029	—	$—

(1)	Mr. Acoca’s remaining unvested restricted shares were forfeited in connection with his resignation of employment, effective October 15, 2021. Mr. Acoca’s vested options remained exercisable until January 15, 2022.
(2)	All options vest 25% per year starting with the first anniversary of grant. As a result, Messrs. Roberts’, and Lozano’s unexercisable options granted in fiscal 2019 at an exercise price of $11.47 are scheduled to vest ratably on May 8, 2022, and 2023. The unvested portion of Mr. Roberts’ options granted in fiscal 2018 at an exercise price of $11.35 are scheduled to vest on August 8, 2022. The unvested portion of Messrs. Roberts’ and Lozano’s unexercisable options granted in fiscal 2021 at an exercise price of $17.55 are scheduled to vest ratably on May 12, 2022, 2023, 2024 and 2025.
(3)	All restricted shares and restricted share units vest 25% per year starting with the first anniversary of grant.
(4)	The amounts shown in this column is determined by multiplying the number of unvested shares or units reported in the preceding column by $14.01 (the closing price of the Company’s common stock on December 29, 2021, the last trading day of fiscal 2021).

Grants of Plan-based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 29, 2021.

			Estimated future payouts under non-			All other
			equity incentive plan awards (1)			stock awards:			Grant date
						Number of	All other option	Exercise or	fair value of
						shares of	awards: Number	base price	stock and
						stock or	of securities	of option	option
	Grant	Award	Threshold	Target	Maximum	units	underlying	awards	awards
Name	Date	Type	($)	($)	($)	(#)	options (#)	($/Sh)	($)(2)
Laurance Roberts	—	ICP	$—	$341,699	$861,081	—	—	$—	$—
	05/12/2021	RSA	$—	$—	$—	14,245	—	$—	$250,000
	11/09/2021	RSA	$—	$—	$—	13,123	—	$—	$200,000
	05/12/2021	Stock Options	$—	$—	$—	—	30,864	$17.55	$250,000
Miguel Lozano		ICP	$—	$251,063	$632,678	—	—	$—	$—
	05/12/2021	RSA	$—	$—	$—	14,245	—	$—	$250,000
	05/12/2021	Stock Options	$—	$—	$—	—	30,864	$17.55	$250,000
Bernard Acoca	—	ICP	$—	$700,000	$1,764,000	—	—	$—	$—
	05/12/2021	RSA	$—	$—	$—	28,490	—	$—	$500,000
	05/12/2021	Stock Options	$—	$—	$—	—	61,728	$17.55	$500,000

(1)	Each executive officer was entitled to a cash award to be paid under our 2021 Annual Incentive Plan as described under the section entitled “Compensation Discussion and Analysis - Annual Incentive Plan.” Annual Incentive Plan awards were based on achievement of the Company performance metric, modified by an individual performance factor. Actual awards attributable to the Company performance metric component may range from 0% to 180% for achievement of adjusted EBITDA and 0 to 180% for achievement of Company revenue. The individual performance factor, which adjusts the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric as determined by the Compensation Committee in its discretion. The “Threshold” column reflects amounts that would be paid under the Annual Incentive Plan if each executive officer achieved the lowest amount payable which would be 0% regardless of Company payout. Amounts under Target reflect the target Annual Incentive Plan award that would have been paid to the executive officer if each of the Company performance factors and individual performance factor under the Annual Incentive Plan had been set at 100 percent. Amounts under Maximum reflect the Annual Incentive Plan award that would have been payable had each of the Company performance factors been achieved at the maximum level of 180% and the individual performance factor been at the maximum level of 140%. Actual Annual Incentive Plan awards paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2021 Summary Compensation Table above.
(2)	See Note 11 to our audited consolidated financial statements for the year ended December 29, 2021, which are included in our Annual Report filed with the SEC on March 11, 2022, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 29, 2021:

	Option Awards		Stock Awards
	Number of
	shares	Value	Number of shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
Name	(#)(1)	($)(2)	(#)(1)	($)(3)
Laurance Roberts	37,200	502,518	25,469	$448,927
Miguel Lozano	—	—	20,498	$353,004
Bernard Acoca	—	—	55,002	$961,839

(1)	Reflects the number of shares of the company’s common stock acquired on exercise of option awards or vesting of restricted stock and restricted stock units.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of the company’s stock price on the exercise date and the exercise price.
(3)	Equals closing price of the company’s common stock on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to Messrs. Roberts and Lozano in connection with a termination of their employment with us and/or a change in control of the Company.  For Mr. Acoca, this section describes the post-termination benefits payable to him under his Consulting Agreement entered into on October 15, 2021. The benefits described in this section are generally provided under Messrs. Roberts’ and Lozano’s employment agreements or under the terms governing outstanding equity-based awards. For each of Mr. Roberts and Mr. Lozano, payment of the severance benefits provided for under his employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see the Compensation Discussion and Analysis section above for a discussion of how the level of these benefits was determined and for a discussion of the relevant employment agreement and equity award provisions.

The following table provides information concerning the potential termination or change in control payments that would be made to each of Mr. Roberts and Mr. Lozano under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 29, 2021. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance (1)	Equity Accelerated Value	Total ($)
Laurance Roberts
Death or Disability	$—	$—	$—
Involuntary Termination	$502,924	$183,583	$686,507
Involuntary Termination in Connection with Change in Control	$502,924	$1,115,569	$1,618,493
Miguel Lozano
Death or Disability	$—	$—	$—
Involuntary Termination	$334,792	$—	$334,792
Involuntary Termination in Connection with Change in Control	$334,792	$526,646	$861,438

(1)	None of the executives would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2021 fiscal year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.

(2)	Based upon the closing price of our common stock ($14.01) on December 29, 2021, which was the last trading day of fiscal 2021.

Bernard Acoca Consulting Agreement.  Pursuant to Mr. Acoca’s Consulting Agreement, as consideration for the consulting services he agreed to provide and his executing and not revoking the Consulting Agreement and the general release of claims contained therein, the Company provided Mr. Acoca the following benefits: (i) payments equal to $173,076.92, less federal and state withholdings, paid in bi-weekly installments in accordance with the Company’s standard payroll practices over a period of ninety consecutive days following Mr. Acoca’s separation date; and (ii)  the applicable cost of health care insurance coverage for Mr. Acoca and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) until the earliest of: (a) three months after Mr. Acoca’s separation date, (b) the date Mr.

Acoca is no longer eligible to receive COBRA continuation coverage or (c) the date Mr. Acoca becomes eligible to receive substantially equivalent coverage from a new employer.  The cost of these COBRA benefits was approximately $6,634.

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2021 was $1,499,832, and the median of the total 2021 compensation of all of our employees (excluding our Chief Executive Officer) was $15,027. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2021 to the median of the total 2021 compensation of all of our employees (excluding our Chief Executive Officer) to be approximately 100 to 1.  For purpose of calculating this ratio, we used the total 2021 compensation for Mr. Roberts because he was serving as our Chief Executive Officer at the time our median employee was identified.

We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2021 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2021. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total gross wages for 2021. We believe total gross wages for all employees is an appropriate measure.

Once the median employee was identified as described above, that employee’s annual total compensation for 2021 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the 2021 Summary Compensation Table above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other public companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership information for our common stock for: (i) each of our named executive officers, (ii) each of our directors, (iii) all our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock. Except as otherwise disclosed, the information in the table set forth below is as of the record date, April 8, 2022, and is based on 36,743,864 shares of our common stock issued and outstanding as of such date.

Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted share units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Acquirable
			within 60		Percent
	Common	Vested but	Days of the		of
Name	Shares	Unexercised	Record Date	Total	Class
Named Executive Officers and Directors: (1)
Laurance Roberts	113,641	260,565	18,400	392,606	*
Miguel Lozano	86,980	—	11,990	98,970	*
Bernard Acoca	109,751	—	—	109,751	*
Michael G. Maselli	24,402	—	—	24,402	*
Douglas J. Babb	18,755	—	—	18,755	*
Samuel N. Borgese	32,008	—	—	32,008	*
Mark Buller	28,675	—	—	28,675	*
Nancy Faginas-Cody	—	—	—	—	*
William R. Floyd	26,243	—	—	26,243	*
Deborah Gonzalez	—	—	—	—	*
Dean C. Kehler (2)	16,765,299	—	—	16,765,299	45.6%
Carol ("Lili") Lynton	26,243	—	—	26,243	*
John M. Roth	21,347	—	—	21,347	*
All current directors and executive officers as a group (12 individuals)	17,143,593	260,565	30,390	17,434,548	47.1%
5% Stockholders:
Trimaran Pollo Partners, L.L.C. (2)	16,746,544	—	—	16,746,544	45.6%
BlackRock, Inc. (3)	3,278,694	—	—	3,278,694	8.9%

*	Less than one percent.

(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.
(2)	Based solely on a Schedule 13G/A filed on February 12, 2016, by (i) Trimaran Pollo Partners, L.L.C., (ii) Trimaran Capital, L.L.C., (iii) Jay R. Bloom, and (iv) Dean C. Kehler (collectively, the “Trimaran Parties”). According to the Schedule 13G/A, the Trimaran Parties have shared dispositive power over 16,746,544 shares of our common stock. Trimaran Pollo Partners, L.L.C., is the stockholder of record. Trimaran Capital, L.L.C., is its managing member. Mr. Bloom and Mr. Kehler are the managing members of Trimaran Capital, L.L.C. The Trimaran Parties all have an address of 1325 Avenue of the Americas, 25th Floor, New York, New York 10019. For Mr. Kehler, also includes 18,755 shares of our common stock held directly.
(3)	Based solely on a Schedule 13G/A filed on February 3, 2022, by BlackRock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2021. The Schedule 13G/A indicated that BlackRock, Inc. had sole dispositive power for 3,278,694 shares and sole voting power for 3,235,153 shares. BlackRock, Inc. has an address of 55 East 52nd Street, New York, New York 10055.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 29, 2021, about outstanding awards and shares of common stock available for future awards under our 2021 Incentive Plan, (which was formerly referred to as our 2018 Omnibus Equity Incentive Plan but is now referred to as our 2021 Incentive Plan) and our 2014 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”), which are the Company’s only equity compensation plans. All our equity compensation plans have been approved by our security holders.

	(a)	(b)	(c)
Number of
Securities
Remaining
	Number of		Available for
	Securities to Be	Weighted-	Future Issuance
	Issued upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants, and	Warrants, and	Reflected in
Plan Category	Rights	Rights (1)	Column (a) (2)
Equity compensation plans approved by security holders	978,078	$11.45	721,924
Equity compensation plans not approved by security holders	—	—	—
Total	978,078	$11.45	721,924

(1)	Outstanding restricted share unit awards do not have an exercise price and are therefore not included in calculating the weighted-average exercise price of outstanding options.
(2)	All of these common shares remain available for future issuance under our 2021 Incentive Plan and may be granted as options, share appreciation rights, restricted shares, restricted share units, and other share-based awards authorized under the 2021 Incentive Plan. No new awards may be granted under the 2014 Incentive Plan.

DELINQUENT SECTION 16(a) REPORTS

Our directors, our executive officers, and beneficial owners of more than 10% of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership of our common stock and changes thereto with the SEC. Based solely on our review of those reports that have been electronically filed with the SEC during or with respect to fiscal 2021, and any written representations referred to in 17 C.F.R. section 229.405(b)(3), we believe that all such reports required by Section 16(a) during our fiscal 2021 were filed on a timely basis, with the exception of one Form 3 for Ms. Faginas-Cody and one Form 3 for Ms. Gonzales which were each filed one day late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Concerning Related Party Transactions

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

●	any of our directors, director nominees, or executive officers;
●	any beneficial owner of more than 5% of our outstanding stock;
●	any immediate family member of any of the foregoing; and
●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal in a similar position or on which such person has a 5% or greater beneficial ownership interest.

Our Audit Committee will review any financial transaction, arrangement, or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
●	would cast doubt on the independence of a director;
●	would present the appearance of a conflict of interest between us and the related party; or
●	is otherwise prohibited by law, rule, or regulation.

The Audit Committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board.

Stockholders Agreement

We are a party to a stockholders’ agreement with LLC and certain third-party investors. The stockholders’ agreement permits (i) LLC to make an unlimited number of demands that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two demands that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC.

Pursuant to the stockholders’ agreement, LLC may also preempt any demand request by Freeman Spogli, in which case (i) participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis, and (ii) Freeman Spogli shall not be deemed to have exercised a demand notice. By exercising these registration rights, and selling a large number of shares of our common stock, the price of our common stock could decline. Approximately 16,746,544 shares of common stock were subject to registration rights on the record date. In demand registrations, subject to certain exceptions, the parties to the stockholder’s agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders’ agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within

10 days of receipt of notice, to be registered. A stockholder may, until 7 days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include such registration statement pursuant to these piggyback registration rights.

We are required to bear substantially all costs incurred in these registrations of securities, other than underwriting discounts and commissions and transfer taxes. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

LLC Agreement

Affiliates of Trimaran, Freeman Spogli, and certain other third-party investors have entered into a limited liability company operating agreement (the “LLC agreement”) for LLC. The LLC agreement generally restricts the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction include transfers to affiliates. In addition, the third-party investors have “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates have “drag-along” rights to cause Freeman Spogli and the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC have preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests.

The LLC agreement permits a member of LLC who holds more than 15% of LLC’s outstanding membership units to cause LLC to exercise one of its demand registration rights (as described under “Stockholders Agreement”) with respect to the pro rata portion of securities owned by such member through LLC, subject to certain exceptions. To the extent that LLC does not exercise the “piggyback” registration rights described under “Stockholders Agreement,” any member of LLC may require us to include in any registration the pro rata portion of securities owned by such member through LLC.

Under the terms of the LLC agreement, LLC is solely managed by a Trimaran affiliate. Through the LLC agreement, Trimaran affiliates also have the right to designate at least a majority of the directors on our Board, and other investors (including Freeman Spogli) holding at least 15% of the outstanding interests have the right to designate one director to our Board, provided that Freeman Spogli has the right to designate one director to our Board for so long as it owns 5% or more of LLC. LLC and its managing member shall take all necessary action to cause the election of any persons properly designated as Trimaran directors or non-Trimaran directors under the LLC agreement. Mr. Maselli, Mr. Kehler, and Mr. Roth were designated as directors of the Company pursuant to the LLC agreement, and each has since been re-elected to the Board. The LLC agreement terminated on July 27, 2020, and LLC can begin the process of dissolving and winding up its affairs.

Income Tax Receivable Agreement

We expect to be able to utilize net operating losses and other tax attributes that arose prior to our initial public offering, assuming generation of future income. These net operating loss carryforwards and other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

We have entered into an income tax receivable agreement (the “TRA”) with our pre-IPO stockholders, including LLC, which provides for payment by us to our pre-IPO stockholders of 85% of the amount of cash savings, if any, in federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of the utilization of our net operating losses and other tax attributes attributable to periods prior to our initial public offering together with interest accrued at a rate of LIBOR plus 200 basis points from the date that the applicable tax return is due (without extension) until paid.

For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA will continue until all relevant tax benefits have been utilized or have expired, subject to earlier termination pursuant to the terms of the TRA.

Our counterparties under the TRA will not reimburse us for any benefits that are subsequently disallowed, although any future payments would be adjusted to the extent possible to reflect the result of such disallowance. As a result, in such circumstances, we could make payments under the TRA greater than our actual cash tax savings.

While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future, we expect that during the term of the TRA, the payments that we may make could be material. As of December 29, 2021, we had an accrued payable related to this agreement of approximately $1.5 million. In fiscal 2021, we paid $1.7 million to our pre-IPO stockholders under the TRA. Over 99% of this was to LLC, of which Freeman Spogli would have accrued approximately one-third of the benefit. Certain of our directors who are affiliated with LLC and Freeman Spogli may benefit from such payments.

If we undergo a change of control as defined in the TRA, the TRA will terminate, and we will be required to make a payment equal to the present value of expected future payments under the TRA, which payment would be based on certain assumptions (the “valuation assumptions”), including assumptions related to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset for its fair market value in a taxable transaction for purposes of determining the cash savings in income tax under the TRA. Any such payment resulting from a change of control or asset transfer could be substantial and could exceed our actual cash tax savings. The Board may take action that leads to such payments under the TRA and certain of our directors who are affiliated with LLC, a party to the TRA, could receive such payments.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA, or by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the TRA. If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. Under our revolving credit agreement, our subsidiaries may make dividends and distributions to us, and we are permitted to make payments under the TRA. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 200 basis points per annum until paid.

Franchise Development Option Agreement

On July 11, 2014, EPL and LLC entered into a Franchise Development Option Agreement (the “Franchise Development Option Agreement”) in connection with the development of El Pollo Loco restaurants in the New York-Newark, NY-NJ-CT-PA Combined Statistical Area (the “Territory”). Pursuant to the terms of the Franchise Development Option Agreement, EPL has granted LLC the exclusive option (the “Initial Option”) to develop and open 15 restaurants within the Territory within five years of the execution of the Company’s then current form of franchise development agreement (the “Initial Development Agreement”). The Initial Option expires 10 years from the date of entering into the Franchise Development Option Agreement. If the Initial Option is exercised, LLC will have the exclusive option (the “Additional Option”) to develop and open up to an additional 100 restaurants within the Territory over 10 years of the execution of the Company’s then current form of franchise development agreement. The Additional Option expires five years from the date of entering into the Initial Development Agreement. LLC may only exercise the Initial Option if it satisfies certain financial and operational criteria and after EPL has made the determination to begin development of Company-operated restaurants within the Territory or support the development of the Territory, however, certain of our board members are associated with LLC. We have no current intention to begin such development within the Territory.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

A copy of our Annual Report has been posted, and is available without charge, on our website at http://investor.elpolloloco.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this proxy statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on March 11, 2022, will be provided without charge to any person to whom this proxy statement is mailed upon the written request of any such person to El Pollo Loco Holdings, Inc., Attention: Corporate Secretary, 3535 Harbor Boulevard, Suite 100, Costa Mesa, CA 92626.

By Order of the Board of Directors,

/s/ Anne Jollay

Anne E. Jollay

Senior Vice President, Chief Legal Officer

Corporate Secretary

Costa Mesa, California

April 28, 2022

EL POLLO LOCO HOLDINGS, INC. 3535 HARBOR BLVD., SUITE 100 COSTA MESA, CA 92626

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LOCO2022

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL POLLO LOCO HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Nancy Faginas-Cody
	02)	Douglas J. Babb
	03)	William R. Floyd
	04)	Dean C. Kehler
The Board of Directors recommends you vote FOR Proposal 2 and Proposal 3:							For	Against	Abstain
2.	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2022.						☐	☐	☐

3.	Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers.						☐	☐	☐
Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

EL POLLO LOCO HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 7, 2022 1:00 PM PT

The stockholder(s) hereby appoint(s) Laurance Roberts and Anne E. Jollay, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EL POLLO LOCO HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT, on June 7, 2022, at www.virtualshareholdermeeting.com/LOCO2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR ALL" OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, AND "FOR" PROPOSAL 2, AND PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side